UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2006

AMERICAN POWER CONVERSION CORPORATION
(Exact name of registrant as specified in charter)

Massachusetts	1-12432	04-2722013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 Fairgrounds Road, West Kingston, Rhode Island 02892
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 401-789-5735

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

(a)	On June 27, 2006, American Power Conversion Corporation (the “Company”) issued a press release, attached as Exhibit 99.1 to this Form 8-K, relating to the streamlining of its Ireland operations.

(b)
On June 27, 2006 management of the Company announced a plan to consolidate its Irish manufacturing operations in its Castlebar, Ireland facility and to redeploy certain customer-facing positions located in Ireland to other locations in the Europe, Middle East and Africa (EMEA) region which are in closer proximity to the customers of the Company. APC will begin discussions with its workforce in Ireland with the objective of reducing approximately 200 to 250 positions within Ireland, primarily in the manufacturing, operations and customer support areas. The estimated range of costs in connection with this plan is approximately $4.0 million to $5.0 million, consisting primarily of one-time employee severance costs, which will be recognized in the third quarter 2006. It is currently anticipated that the plan will be completed in the first quarter of 2007 and that all of the expected costs will result in future cash expenditures.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release, dated June 27, 2006, issued by American Power Conversion Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN POWER CONVERSION CORPORATION

Dated: June 27, 2006	By:	/s/ Richard J. Thompson
Richard J. Thompson,
Senior Vice President, Finance & CFO

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 27, 2006, issued by American Power Conversion Corporation.